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                                                                   EXHIBIT 12(B)

                             ITT DESTINATIONS, INC.

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                                                -------------------
                                                                                                1995           1994
                                                                                                ----           ----
Earnings:
  Income from continuing operations..........................................................   $103           $ 59
Add:
  Adjustment for distributions in excess of undistributed equity earnings and losses.........     13             11
  Income taxes...............................................................................     69             44
  Minority equity in net income..............................................................     16             11
  Amortization of interest capitalized.......................................................      2              2
                                                                                                ----           ----
                                                                                                 203            127
                                                                                                ----           ----
Fixed Charges:
  Interest and other financial charges.......................................................    254             74
  Interest factor attributable to rentals....................................................     19             22
                                                                                                ----           ----
                                                                                                 273             96
                                                                                                ----           ----
Earnings, as adjusted, from continuing operations............................................   $476           $223
                                                                                                ====           ====
Fixed Charges:
  Fixed charges above........................................................................   $273           $ 96
  Interest capitalized.......................................................................      5              1
                                                                                                ----           ----
  Total fixed charges........................................................................   $278           $ 97
                                                                                                ====           ====
Ratios:
  Earnings, as adjusted, from continuing operations to total fixed charges...................   1.71           2.30
                                                                                                ====           ====

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Notes:

a) The adjustment for distributions in excess of undistributed equity earnings and losses represents the adjustment to income for distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

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